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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             -----------------------


                                    FORM 8-K


              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)  April 6, 2000


                           JENKON INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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             Delaware                                  000-24637                            91-1890338
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    (STATE OR OTHER JURISDICTION OF             (COMMISSION FILE NUMBER)         (IRS EMPLOYER IDENTIFICATION NO.)
            INCORPORATION)

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                        7600 N.E. 41st Street, Suite 350
                           Vancouver, Washington 98662
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (360) 256-4400


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On December 16, 1999, the Company completed the acquisition of Multimedia K.I.D. -- Intelligence in Education, Ltd., an Israeli-based interactive educational company ("MMKid"). Through MMKid, the Company now designs, manufactures and sells numerous software and activity systems that together create virtual interactive learning centers for children and adults.

     Prior to the acquisition of MMKid, the Company was engaged exclusively in the development, marketing and sale of software solutions for the direct sales industry. The Company's direct sales operations were operated through Summit V, Inc. ("Summit V"), a wholly-owned operating subsidiary of the Company. In February 2000, in light of Summit V's continuing losses and ongoing development costs, the Company's limited capital resources, and the Board's belief that the Company and its stockholders would be better served by focusing on the development of the business of MMKid, the Company decided to discontinue its direct sale software operations.

     In response to the Board's decision to discontinue or sell Summit V's direct sales software operations, a management group led by Robert Cavitt, director and President of the Company, and Daniel O. Jensen, director and founder of the Company, entered into discussions with the Board regarding the possible purchase of Summit V.

     On March 15, 2000, the Company entered into a preliminary Stock Purchase Agreement to sell Summit V to JIA, Inc., a Washington corporation ("JIA"), a corporation affiliated with and controlled by Robert Cavitt and Dan Jensen. At such time, the parties also entered into a Management Agreement, a copy of which is filed as an Exhibit hereto. Pursuant to the Management Agreement, the Company and Summit V appointed JIA to supervise and direct the day-to-day operations of Summit V in the period between execution of the Stock Purchase Agreement and the closing of the transactions contemplated thereby. In connection with the proposed sale, Robert Cavitt and Dan Jensen resigned from their respective positions as officers and/or directors of the Company, with Cavitt remaining as President of Summit V during the transition period between his resignation and closing.

     Immediately following the execution of the March 15, 2000 draft of the Stock Purchase Agreement, it became clear that certain material terms of the proposed transaction had not been adequately addressed. Accordingly, the March 15, 2000 Stock Purchase Agreement was cancelled and the parties entered into additional discussions regarding the terms of the proposed sale. On April 6, 2000, the parties entered into a new definitive Stock Purchase Agreement, a copy of which is filed as an Exhibit hereto. The sale of Summit V is subject to many contingencies, including stockholder approval and other events that are outside the Company's control. There can be no assurance that the sale of Summit V will be consummated.

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TERMS OF AGREEMENTS

     The following summarizes the material terms of the proposed sale of Summit V. The following discussion is qualified in its entirety by the copies of the Stock Purchase Agreement and Management Agreement filed as Exhibits hereto.

     STOCK PURCHASE AGREEMENT. The Company has entered into a Stock Purchase Agreement (the "Purchase Agreement"), dated April 6, 2000, by and among JIA, Summit V, the Company and Jenkon International, Inc., a Washington corporation and wholly-owned subsidiary of the Company.

     Pursuant to the terms of the Purchase Agreement, JIA agreed to purchase 100% of the outstanding shares of Summit V (the "Shares"), for an aggregate purchase price of $1,175,000 (the "Purchase Price").

     The Purchase Price is payable as follows: (i) $500,000 in cash at Closing, and (ii) $675,000 by delivery of a Note of JIA bearing interest at the rate of 10% per annum payable quarterly in arrears (the "Note"), with all principal and interest due and payable one year from the Closing Date, which Note shall be secured by a pledge of 75,000 shares of Company common stock held by stockholders or affiliates of JIA.

     The Closing shall be two days following stockholder approval of the sale, or such other time following Company stockholder approval as the parties shall agree. The Purchase Agreement contains limited but customary representations, warranties and covenants of each of the parties, as well as customary conditions precedent to Closing.

     Article 9 of the Purchase Agreement addresses termination of the Purchase Agreement prior to the Closing. Section 9.1 contains provisions allowing for termination (i) by mutual written consent, (ii) by any party upon breach of another party's representations, warranties or agreements,
(iii) by any party if any law or regulation makes consummation of the transactions illegal or otherwise prohibited; (iv) by JIA if the Board of Directors of the Company or any committee thereof withdraws or modifies in any way adverse to JIA its approval or recommendation of the sale or the Purchase Agreement, or resolves to do so; or (v) by either the Company or JIA if: (a) the Closing has not occurred by June 30, 2000, (b) stockholder approval has not been obtained at the Company's stockholders meeting, or (c) the Board of Directors of the Company, prior to the Closing Date and after

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consultation with outside legal counsel, makes the determination that failure to withdraw from or modify the Purchase Agreement would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law.

     In the event that the Purchase Agreement is terminated the Company may, in certain circumstances, be required to pay a termination fee of $200,000 plus all expenses of JIA incurred in connection with the Purchase Agreement. Such fee will be payable in the event the Purchase Agreement is terminated
(i) by any party for failure to obtain stockholder approval at the Company's stockholders meeting and at or prior to such meeting a Takeover Proposal shall have been publicly announced; (ii) by JIA upon a good faith determination by the Board of Directors of the Company, prior to the Closing Date and after consultation with outside legal counsel, that a failure to withdraw from or modify the Purchase Agreement would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law; (iii) by JIA upon the Company's Board's
(A) withdrawal or modification in a manner adverse to JIA of its approval or recommendation of the sale or the Purchase Agreement, (B) failure to reconfirm its recommendation after a written request to do so or approval or recommendation of any Takeover Proposal, or (C) resolution to take any of the foregoing actions; or (iv) by JIA in the event of a willful and material breach of a covenant or agreement by the Company.

     In addition, if the Purchase Agreement is terminated and, within 12 months following such termination, the Company enters into a "Company Acquisition," the Company will be required to pay the $200,000 termination fee and costs described above.

     A "Company Acquisition" includes any transaction or series of related transactions involving (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or transactions (other than the transactions contemplated by this Agreement); (ii) a sale by the Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 40% of the fair market value of the Company's business immediately prior to such sale; or (iii) the acquisition by any person or group (including without limitation by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of the Company.

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     In addition, if the Purchase Agreement is terminated by JIA based upon either (i) failure by the Company to obtain Company stockholder approval of the Sale Proposal, (ii) a determination by the Board of Directors of the Company, prior to the Closing Date and after consultation with outside legal counsel, that a failure to withdraw from or modify the Purchase Agreement would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law, or (iii) the Board of Directors of Company's withdrawal or modification in a manner adverse to JIA of its approval or recommendation of the proposed sale to JIA, then in such case, the Company will be required to pay JIA an additional fee equal to $100,000.

     The Company may not have sufficient capital resources to pay any termination fees or costs in the event that such payments are due.

     MANAGEMENT AGREEMENT. In connection with the Purchase Agreement, in March 2000 the Company entered into a Management Agreement (the "Management Agreement"), by and among the Company, Jenkon International, Inc., a Washington corporation, Summit V and JIA, which provides for management and operations of the business of JIA under the terms and conditions set forth in the Management Agreement during the term set forth therein.

     The term of the Management Agreement commences on the date thereof and continues until termination on the earliest to occur of the following: (i) the closing of the sale of Summit V stock contemplated by the Purchase Agreement (the "Closing") or the termination of the Purchase Agreement prior to Closing; or (ii) the mutual written consent of the parties to the Management Agreement; or (iii) by the Company or JIA in the event that the other party materially breaches the terms of the Management Agreement; or
(iv) by the Company in the event that the disinterested members of the Board of Directors of the Company make a good faith determination that JIA has mismanaged the operation of Summit V's business in a manner that has or is reasonably likely to have a material adverse effect on the Company, and JIA fails to cure or give assurances of its ability to close following the Company's having given notice and opportunity for JIA to cure such mismanagement; or (v) by the Company or Summit V if JIA shall commence any cause, proceeding or other action relating to bankruptcy, insolvency, reorganization or relief of debtors.

     The material terms of the Management Agreement with respect to management of Summit V's operations include the following: (i) the appointment of JIA to supervise, direct and control the day-to-day operation and management of the business during the Interim Period, as such term is defined in Section 1(b);
(ii) the establishment of a standard of operation as well as a list of JIA's powers and authorities; (iii) a number of covenants of JIA regarding its operations during the Interim Period; and (iv) additional covenants of JIA regarding the business during the Interim Period.

     During the Interim Period, JIA agreed to advance to Summit V such amounts as are necessary to fund the continuing operations of Summit V's business (including, without limitation, the prompt payment of employee salaries, employment and other taxes, lease payments and other operating expenses of Summit V). In the event that a Closing does not

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occur (other than by reason of a breach of either the Management Agreement or the Stock Purchase Agreement by JIA), the Company shall reimburse JIA for all funding deposits made in connection with the operation of the business. In the event that the Closing does not occur (for any reason), JIA shall return all of the business and assets to Summit V in good order and repair. During the Interim Period, JIA shall have full authority to collect all Cash
Receipts and make all Cash Disbursements, as such terms are defined in
Section 4 of the Management Agreement. JIA is not entitled to compensation for its services in managing the operations of Summit V's business under the Management Agreement.

     OTHER AGREEMENTS. In connection with the Purchase Agreement, the Company has entered into a Voting Agreement dated as of March 30, 2000 (the "Voting Agreement"), by and among the Company, JIA and David Edwards. In consideration of the execution of the Purchase Agreement by JIA, Mr. Edwards agreed to vote the number of shares of Company Common Stock owned by him as of the close of business on May 5, 2000 in favor of the proposed sale of Summit V to JIA.

     In order to facilitate the closing of the sale of Summit V, David Edwards, the Company's Chief Executive Officer and a director, executed a promissory note in the principal sum of $100,000 payable to JIA 11 months after the Closing.

ITEM 5.  OTHER EVENTS

     In connection with the proposed sale of Summit V, Inc. described in Item 2 above, Robert Cavitt and Dan Jensen resigned from their respective positions as officers and/or directors of the Company, with Cavitt remaining as President of Summit V during the transition period between his resignation and closing.

     On February 14, 2000, Pessie Goldenberg, the chief executive officer of MMKid, was appointed as a director of the Company to fill a vacancy.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

            (c) Exhibits.

10.1 Form of Stock Purchase Agreement among the Company, JIA, Inc., Summit V, Inc. and Jenkon International, Inc., a Washington corporation.

10.2 Form of Management Agreement between Summit V, Inc., the Company and JIA, Inc.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              JENKON INTERNATIONAL, INC.
                              (Registrant)


                              By:  /s/ DAVID EDWARDS
                                 ------------------------------------
                                  David Edwards
                                  Chief Executive Officer and
                                  Director